EXHIBIT 4.3

                              CONSULTING AGREEMENT

         CONSULTING AGREEMENT, made and entered into as of the 12th day of March, 1997 by and between Hawk Marine Power, Inc., a Florida corporation with its principal place of business at 3025 N.E. 188th Street, Aventura, Florida 33180 ("HWPW"), and Alcott Simpson & Co., Inc., a Foreign corporation ("ASC").

         WHEREAS, ASC is willing and capable of providing consulting services for and on behalf of HWPW in connection with identifying licensing rights under which HWPW may market merchandise and assisting in the negotiation of obtaining said licensing rights; and

         WHEREAS, HWPW wishes to retain the services of ASC, all upon the terms and conditions herein contained.

         NOW, THEREFORE, in consideration of the mutual terms covenants and conditions set forth below, ASC and HWPW agree as follows:

         1. RETAINER. HWPW hereby retain ASC, and ASC hereby agrees to devote such time as is necessary, in connection with the following:

                  a) Identifying licensing rights under which HWPW may market merchandise and assisting in the negotiation of obtaining said licensing rights.

         2. WORK PRODUCT. Subject to availability, HWPW agree to provide ASC with the following information:

                  a) Financial statements, projections of sales and earnings;

                  b)       a detailed business plan; and

                  c)       press information.

         It is agreed that all information and materials provided to ASC shall be the sole and exclusive property of HWPW. All copyright and title to said work shall be the property of HWPW free and clear of all claims thereto by ASC, and ASC shall retain no claim of authorship therein. ASC hereby agrees that all information and materials so provided shall be held in confidence and used solely for the purposes of this Agreement.

         HWPW acknowledge and agree that specified segments of information received from ASC under this Agreement are the exclusive proprietary information and property of ASC, and the same shall not be divulged, published or distributed in any manner or form to any third party without the express right or written consent of ASC. This provision shall survive the

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termination of this Agreement, and may be enforced by ASC by any available remedy including, without limitation, specific injunctive relief.

         HWPW shall keep confidential for a minimum of two (2) years, the organizations, groups, entities and individuals introduced and/or solicited by ASC on behalf of HWPW pursuant to this Agreement ("Referred Parties") unless HWPW can establish that a business relationship with the Referred Parties had existed prior to entering into this Agreement. HWPW will not disclose their identities to anyone other than on a supplemental filing basis to, and only if required, by the US Securities and Exchange Commission (the "SEC"), unless other disclosure is required by the SEC, and will not enter into any contract of any kind, on this or subsequent transactions with any of the Referred Parties without the knowledge and prior written consent of ASC.

         3. COMPENSATION. In consideration for the services to be provided to HWPW by ASC, HWPW hereby agree to compensate ASC in the following manner:

                  a)       Cash:

                           i) In the event HWPW, acquires a merchandise license agreement for cash through introductions made by ASC, HWPW agrees to pay ASC in cash, an amount equal to ten (10%) percent of the funds received by HWPW within ten (10) days of funding; and

                  b)       Common Stock:

                           i) In the event HWPW, acquires a merchandise license agreement through introductions made by ASC, in exchange for HWPW Common Stock, HWPW agrees to issue ASC or its designees an aggregate of common stock, in the names and denominations specified in writing by ASC, equal to ten (10%) percent of the common stock issued for the acquisition of the license agreement within ten (10) days of issuance of the shares to purchase said license.

         4. TERM. The term of this agreement shall commence on the date thereof and shall continue for a period ending on the first to occur of the following:

                  a) The expiration of thirty-six (36) months from the date hereof; or

                  b) The date on which this Agreement is terminated by operation of law or judicial decree.

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         5.       WARRANTY OF NON-AFFILIATION.  ASC, its officers, directors and principal shareholders hereby warrant that, as of the date of this Agreement, they are not in any way affiliated with HWPW either as officers, directors or principal shareholders.

         6.       MISCELLANEOUS PROVISIONS.

                  a) GOVERNING LAW. This Agreement is governed by the laws of the State of Florida.

                  b) ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties regarding the provision of the consulting services by ASC and the payment of compensation, both cash and securities, by HWPW and supersedes all prior negotiations, understandings and agreements between the parties.

                  c) NOTICES. All notices, demands or requests required or authorized hereunder shall be deemed sufficiently given if in writing and sent by registered or certified mail, return receipt requested and postage prepaid, to:

                                    To HWPW:           3025 N.W. 188th Street
                                                       Aventura, Florida 33180


                                    To ASC:            250 Park Avenue
                                                       New York, New York 10177

                  d) ARBITRATION. Any dispute under the Agreement shall be resolved by arbitration pursuant to the rules of the American Arbitration Association within the city of Aventura.

                  e) SURVIVAL OF RIGHTS. Except as expressly provided in this Agreement, this Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and assigns.

                  f) VALIDITY. Each article, paragraph, term or provision of this Agreement will be considered severable, and if, for any reason any article, paragraph, term or provision is determined to be invalid or contrary to any existing or future law or regulation, such will not impair the operation or effect of the remaining portions of this Agreement.

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         IN WITNESS WHEREOF, the undersigned hereby executed this agreement as of the date indicated above.

         Alcott Simpson & Co., Inc.         Hawk Marine Power, Inc.

By:                                          By:      Craig N. Barrie
Its:                                         Its:     President

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